Exhibit 99.1

FOR IMMEDIATE RELEASE

HAWK ANNOUNCES 2004 RESULTS

AND UPDATES 2005 ACTIVITIES

HOUSTON, March 30, 2005—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NASDAQ: HAWK) today announced financial and operating results for the fourth quarter and year ended December 31, 2004. Petrohawk is hosting an audio Webcast and conference call today at 10:00 a.m. (CST) to discuss these results. The call may be accessed at 1.877.407.8031 or from the Webcast link at www.petrohawk.com.

Management Comment

Floyd C. Wilson, Chairman, President and CEO of the Company, stated, “Our fourth quarter 2004 was marked by significant growth — our acquisition of Wynn-Crosby Energy presented the opportunity to apply capital and our technical staff to an underdeveloped group of assets in complementary areas. Our plan going forward will focus on realizing the value of the newly acquired assets through an aggressive drilling program while continuing to pursue our acquisition strategy via additional privately negotiated transactions.”

Fourth Quarter 2004 Results

During the fourth quarter of 2004, Petrohawk produced 1.9 Bcf of natural gas and 129 Mbbls of oil for an average daily production rate of 20.7 MMcf of natural gas and 1,400 Bbls of oil. The natural gas and oil volumes represent an increase of 283% and 265% respectively, from the comparable period of the prior year. On a natural gas equivalent basis, Petrohawk produced 2.7 Bcfe in the fourth quarter 2004, for an average daily production rate of 29.1 Mmcfe, an increase of 278% over the fourth quarter of 2003. The period-to-period increases were due to the acquisition of Wynn-Crosby Energy. Average production for the month of December was approximately 57 Mmcfe/day.

The Company’s realized price for natural gas in the fourth quarter of 2004 was $6.96 per Mcf, compared to $4.80 per Mcf in the fourth quarter of 2003. Oil prices realized by the Company in the fourth quarter of 2004 were $43.34 per barrel, compared to $29.38 per barrel received in the fourth quarter of 2003.

Petrohawk reported net income to common stockholders for the fourth quarter of 2004 of $9.0 million ($0.26 per fully-diluted share), compared to net income to common stockholders of $0.3 million ($0.04 per fully-diluted share) for the comparable period of the prior year. Petrohawk reported discretionary cash flow (cash flow from operations before changes in working capital) of $7.6 million ($0.20 per fully-diluted share) compared to $1.6 million ($0.26 per fully-diluted share) in the same period in 2003.

Full Year 2004 Results

During the twelve months ended December 31, 2004, Petrohawk produced 3.6 Bcf of natural gas and 244 Mbbls of oil. On a natural gas equivalent basis, Petrohawk produced 5.0 Bcfe during 2004, an increase of 91% over 2003. Average daily production for 2004 increased to 13.7 MMcfe as compared to 7.2 MMcfe from the comparable period of the prior year. The increases were attributable to the acquisition of Wynn-Crosby Energy.

The price realized by the Company for natural gas during 2004 was $6.53 per Mcf, compared to $5.30 per Mcf received in 2003. Realized oil prices for the full year 2004 were $40.71 per barrel, compared to the $29.16 per barrel realized in 2003 (excluding effects of commodity hedging).

Petrohawk reported net income to common stockholders of $7.7 million ($0.36 per fully-diluted share) for the twelve months ended December 31, 2004 compared to net income of $0.5 million ($0.08 per fully-diluted share) for the comparable period of the prior year. For the full year 2004, Petrohawk reported discretionary cash flow (operating cash flow before changes in working capital) of $13.8 million ($0.54 per fully-diluted share) compared to $6.3 million ($1.00 per fully-diluted share) in the same period in 2003.

At December 31, 2004, the Company had an outstanding balance of $155 million on its revolving credit facility and a balance of $50 million on its second lien facility.

Operational Update

During 2004, the Company completed the drilling of 63 gross productive wells. An additional 8 gross wells were drilled and deemed dry holes during the year.

Subsequent to year-end 2004, the Company has completed one significant acquisition (Proton Oil & Gas Corporation) and one significant divestment (selected royalty interests). Both transactions, reported press releases dated February 7, 2005 and January 18, 2005, respectively, closed on February 25, 2005.

During March, 2005, the Alliance Trust #45 at Gueydan Field in Vermilion Parish, Louisiana, was completed on the properties acquired from Proton. This well is currently producing 268 barrels of oil per day plus 62,000 cubic feet of gas per day, no water, flowing from perforations at 2,700 feet at 250 psi on a 14/64” choke. The Company owns an 82% net revenue interest in the well and plans to drill two offsets to the AT#45 during the second quarter of this year as well as one or more deeper tests on the same structure during 2005.

In total, during the first quarter of 2005, Petrohawk has participated in the drilling of 23 gross wells, one of which was a dry hole.

“Our strategy to accelerate the development of our properties, divest non-core assets, and add proved reserves and upside potential through additional acquisitions is well underway,” said Wilson.

The Company currently expects to expend approximately $70 million during 2005 on its drilling program.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and gas, with properties concentrated in the South Texas, Mid-Continent, East Texas, Arkoma, Permian and Gulf Coast regions.  For more information please contact Shane M. Bayless at (832) 204-2727 or sbayless@petrohawk.com; or contact Joan Dunlap at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information and Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, and as defined by the Securities and Exchange Commission (“SEC”).  Such statements include those regarding the Company’s strategic plans, expectations and objectives for future operations.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forwarding looking statements.  These include but are not limited to:

•                  estimates of future production;

•                  statements regarding business plans for drilling and exploration expenditures;

•                  statements concerning oil and gas reserves to the extent they reflect estimates based on certain assumptions that the resources involved can be economically exploited;

•                  statements that relate to the reliability of oil and gas estimates;

•                  statements relating to future financial performance;

•                  statements regarding commodity prices;

•                  cash flow and income estimates;

•                  planned capital expenditures; and

•                  other matters that are discussed in the Company’s filings with the SEC.

Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements.  These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; and the possibility that government policies may change or governmental approvals may be delayed or withheld.  Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s other reports on file with the SEC.  Forward-looking statements are based on the estimates and opinions of the Company’s management at the time the statements are made.  The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

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Petrohawk Energy Corporation

Attachment to Press Release

Dated March 30, 2005 - Page 1 of 3

Consolidated Statements of Operations

(in thousands except per share data)

	For the Three Months Ended Dec. 31,		For the Years Ended Dec. 31,
	2004	2003	2004	2003

Operating Revenues
Oil and Gas Sales	$18,851	$3,421	$33,230	$12,591
Field Services and Other	97	84	347	334
Total Operating Revenues	18,948	3,505	33,577	12,925

Operating Expenses
Lease Operating Expense	3,235	699	5,692	2,402
Production and Other Taxes	1,538	221	2,319	875
Field Services	37	41	168	185
General and Administrative	3,785	770	7,802	2,678
Stock-Based Compensation	604	40	3,529	252
Full Cost Ceiling Impairment	—	129	—	129
Accretion Expense	68	9	137	50
Depletion, Depreciation and Amortization	5,699	1,045	9,231	4,858
Total Costs and Expenses	14,966	2,954	28,878	11,429

Income From Operations	3,982	551	4,699	1,496
Interest Expense	(1,686)	(109)	(2,965)	(476)
Amortization of Debt Issue Costs	(213)	—	(213)	—
Net Gain on MTM Derivative Contracts	8,034	—	7,441	—
Other Income (Expense)	135	(34)	284	(30)
Income Before Income Taxes	10,252	408	9,246	990
Income Tax Expense	(1,153)	(24)	(1,129)	(24)

Income Before Cumulative Effect of Change in Accounting Principle	9,099	384	8,117	966
Cumulative Effect of Change in Accounting Principle	—	—	—	1

Net Income	9,099	384	8,117	967
Dividends to Preferred Stockholders	(112)	(113)	(445)	(447)

Net Income Available to Common Stockholders	$8,987	$271	$7,672	$520

Net Income (Loss) Per Common Share:
Basic	$0.65	$0.04	$0.71	$0.08
Diluted	$0.26	$0.04	$0.36	$0.08

Weighted Average Common Shares Outstanding:
Basic	13,920	6,216	10,808	6,216
Diluted	37,241	6,247	25,690	6,253

Petrohawk Energy Corporation

Attachment to Press Release

Dated March 30, 2005 - Page 2 of 3

Consolidated Balance Sheets

(in thousands)

	Dec. 31, 2004	Dec. 31, 2003

Assets
Current Assets	$36,022	$4,687
Oil and Gas Properties, net	484,333	40,271
Other Assets	13,844	1,157
Total Assets	$534,199	$46,115

Liabilities and Stockholders’ Equity
Current Liabilities	$27,165	$2,498
Long-Term Debt	239,500	13,284
Other Noncurrent Liabilities	20,443	1,063
Stockholders’ Equity	247,091	29,270
Total Liabilities and Stockholders’ Equity	$534,199	$46,115

Consolidated Statements of Operating Cash Flows

(in thousands)

	For the Three Months Ended Dec. 31,		For the Years Ended Dec. 31,
	2004	2003	2004	2003
Net Income Before Cumulative Effect of Change in Accounting Principle	$9,099	$384	$8,117	$966

Depletion, Depreciation and Amortization	5,699	1,045	9,231	4,858
Amortization of Debt Issue Costs	123	—	213	—
Full Cost Ceiling Impairment	—	129	—	129
Deferred Income Tax Provision	1,153	—	1,153	—
Accretion Expense	68	9	137	50
Stock-Based Compensation	604	40	3,529	252
Net Unrealized Gain on MTM Derivative Contracts	(9,196)	—	(8,603)	—
Other	26	2	61	1
Cash Flow from Operations Before Working Capital Changes	7,576	1,609	13,838	6,256

Changes in Working Capital	8,969	1,093	6,020	(463)

Cash Flows from Operating Activities	$16,545	$2,702	$19,858	$5,793

Petrohawk Energy Corporation

Attachment to Press Release

Dated March 30, 2005 - Page 3 of 3

Selected Operating Data

	For the Three Months Ended Dec 31,		For the Years Ended Dec 31,
	2004	2003	2004	2003

Oil Production (Mbbls)	128.8	35.3	243.5	128.8
Gas Production (Mmcf)	1,906.2	497.1	3,568.9	1,859.1
Gas Equivalents (Mmcfe)	2,679.1	708.9	5,029.9	2,631.9
Average Daily Production (Mmcfe)	29.1	7.7	13.7	7.2

Oil Sales	$5,583	$1,037	$9,933	$3,524
Gas Sales	$13,268	$2,384	$23,297	$9,067

Average Oil Price Per Barrel	$43.34	$29.38	$40.71	$27.36
Average Gas Price Per Mcf	$6.96	$4.80	$6.53	$4.71

Discretionary Cash Flow - M$ (1)	$7,576	$1,609	$13,838	$6,256
Discretionary Cash Flow - Per Share (Diluted)	$0.20	$0.26	$0.54	$1.00

Margin Analysis ($ Mcfe):
Average Equivalent Sales Price	$7.04	$4.83	$6.61	$4.78
Lease Operating Expense	$1.21	$0.99	$1.13	$0.91
Production and Other Taxes	$0.57	$0.31	$0.46	$0.33
General and Administrative	$1.41	$1.09	$1.55	$1.02
Depletion Expense	$2.13	$1.47	$1.84	$1.85

(1) Cash flow from operations before changes in working capital.